Exhibit 10.4

EXECUTION VERSION

Second German Standstill Agreement
(Stillhaltevereinbarung)

This second German standstill agreement (Stillhaltevereinbarung) ("Second Standstill Agreement") is made on 31 March 2009 between

1.	Sunrise München-Thalkirchen Senior Living GmbH & Co. KG, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Königstein im Taunus under HRA 3038, Frankfurter Str. 1, 61476 Kronberg im Taunus, represented by its general partner, PSRZ (Germany) General Partner GmbH with sole power of representation, registered with the commercial register (Handelsregister) at the local court (Amtsgericht) of Königstein im Taunus under HRB 6199, Frankfurter Str. 1, 61476 Kronberg im Taunus
– "PropCo" –

2.	Sunrise München-Thalkirchen GmbH, registered with the commercial register at the local court of Königstein im Taunus under HRB 6614, Frankfurter Str. 1, 61476 Kronberg im Taunus
– "OpCo" –

3.	Sunrise Senior Living Inc., 7902 Westpark Drive, McLean, VA 22102, U.S.A.
– "Guarantor" –

4.	Natixis, London Branch, Cannon Bridge House, 25 Dowgate Hill, London EC4R 2YA, United Kingdom in its capacity as agent under the Loan Agreements (as defined below) also for and on behalf of the other Finance Parties
– "Agent" –

PropCo, OpCo, the Guarantor and the Agent are hereinafter collectively referred to as the "Parties" and each a "Party"

The Parties hereby agree as follows:

PREAMBLE:

(A)	OpCo and the Agent are parties to a loan agreement dated 24 March 2006 (the "OpCo Loan Agreement") under which, inter alia, the Lender (as defined in the OpCo Loan

Agreement) has made available to OpCo the Facilities (as defined in the OpCo Loan Agreement).

(B)	PropCo and the Agent are parties to a loan agreement dated 24 March 2006 (the "PropCo Loan Agreement" and collectively with the OpCo Loan Agreement, the "Loan Agreements") under which, inter alia, the Lender (as defined in the PropCo Loan Agreement) has made available to PropCo the Facilities (as defined in the PropCo Loan Agreement).

(C)	The Guarantor and the Agent are parties to (i) a funding obligation agreement dated 5 October 2006 with PropCo (the "PropCo Funding Obligation") and (ii) a funding obligation agreement dated 5 October 2006 with OpCo (the "OpCo Funding Obligation" and collectively with the PropCo Funding Obligation, the "Funding Obligations"). Under the Funding Obligations, the Guarantor has agreed, subject to the terms set out therein, to pay to the Agent (on behalf of itself as well as of the Finance Parties) amounts equal to the Cash Flow Deficit (as defined in the Funding Obligations) of OpCo or PropCo, as the case may be.

(D)	The Loan Agreements contain certain financial covenants, inter alia, not to exceed the LTV Threshold. Per clause 6.3.1.3 of the Loan Agreements, if the LTV Threshold is exceeded, the respective Borrower has to, within 14 days after notification by the Agent, provide the Agent with (or procure the provision of) additional security of a nature as further set out in the Loan Agreements, or, if proposals of such security are not made within time, is deemed to have elected for prepayment of a portion of the Loans to an extent that the Loans are reduced to a sum not exceeding the LTV Threshold.

(E)	Per letter dated 22 January 2009, the Agent informed PropCo, OpCo and the Guarantor that per a valuation by Atrisreal Limited, the Loan-To-Value Ratio was 119.8%, and asked the Borrowers to comply with the procedures set out in the Loan Agreements.

(F)	Per letter dated 4 February 2009 from PropCo and OpCo to the Agent, PropCo and OpCo reserved their rights to challenge the valuation on the basis of which the breach of the LTV Threshold had been claimed.

(G)	Per letters dated 5 February 2009, the Agent informed PropCo and OpCo that it had not received any proposals from the Borrowers, that they were deemed to have elected for prepayment and requested payment thereof, and informed the Guarantor that a cash flow deficit of EUR 8,076,878 existed which the Guarantor had to pay under the Funding Obligations.

(H)	Per letter dated 12 February 2009, the Agent served a demand on the Guarantor for payment of an amount equal to the cash flow deficit of EUR 8,076,878 pursuant to the Funding Obligations.

(I)	The Parties entered on 19 February 2009 into a pre-negotiation and standstill agreement, as amended and/or restated from time to time, (the "US Standstill Agreement") with respect to Guarantor’s obligations under the Funding Obligations.

(J)	The Parties entered on 19 February 2009 also into a German standstill agreement (Stillhaltevereinbarung) (the "German Standstill Agreement") with respect to certain claims under the Loan Agreements.

(K)	The following payments have become due or will become due and payable, before or during the term of the German Standstill Agreement and/or the Second Standstill Agreement, pursuant to the terms of the Loan Agreements:

These payments are hereinafter collectively referred to as the "Claims".

(L)	The Parties are currently in discussions in connection with the Loan Agreements.

(M)	OpCo, PropCo and the Guarantor intend to sell the Munich business.

(N)	As the Parties intend to continue their discussions in good faith, and to avoid any doubts as to the current non-existence of an obligation of the managing directors (Geschäftsführer) of the general partner of PropCo and OpCo as to their duty to file for commencement of insolvency proceedings, it is the Parties' intention to enter into this Second Standstill Agreement.

The Parties agree as follows:

1.	Definitions and interpretation

Capitalized terms used herein shall, unless defined otherwise herein, have the same meaning as in the Loan Agreements.

2.	Standstill Agreement

Until expiration of this Second Standstill Agreement in accordance with clause 3 below, the Agent agrees (on behalf of itself as well as of the Finance Parties):

(a) not to enforce (durchsetzen)

(i) its claims for prepayment of the Loans based on clause 6.3.1.3 of the Loan Agreements; and/or

(ii) its Claims

(or any portion thereof) either by filing of legal proceedings of any kind, or by realization of any security subject to German law granted under or in connection with the Loan Agreements (for the avoidance of doubt, the Funding Obligations shall not be affected by this Second Standstill Agreement), and that any prepayment obligation (with the exception of any obligation under the Funding Obligations which are subject to the US Standstill Agreement) and the payment of the Claims shall be stayed (gestundet) from the date of this Second Standstill Agreement and during the term of this Second Standstill Agreement;

(b) not to accelerate (kündigen) the Loan Agreements (or any portion thereof) based on

(i) a breach of the LTV Threshold which has arisen, or might potentially arise, due to the facts and circumstances described in Preamble (D) herein or in connection therewith; and/or

(ii) an Event of Default which has arisen, or might potentially arise due to non-payment or delayed payment of the Claims;

and/or

(c) not to demand that additional security is provided, other than the provision of additional security as required pursuant to clause 6.3.1.3 of the Loan Agreements which is subject of the Parties’
negotiations.

3.	Term

This Second Standstill Agreement shall remain effective until the earlier of:

(a) the Parties having definitely aborted their negotiations and this has been confirmed by the relevant other Party/Parties in writing, such confirmation not to be unreasonably withheld. The Parties, as of the date of this Second Standstill Agreement, consider it more likely than not (überwiegend wahrscheinlich) that a solution can be reached which will enable OpCo and PropCo to continue to trade as a going concern (Fortführung des Geschäftsbetriebs);

(b) the acceleration of the Loan Agreements based on an Event of Default (other than a breach of the LTV Threshold or the non-payment or delayed payment of the Claims);

(c) the application for the opening of insolvency proceedings or the commencement of insolvency proceedings (Eröffnung des Insolvenz- verfahrens) with respect to OpCo or PropCo or the Guarantor;

(d) the termination of the US Standstill Agreement (including by way of an early termination); or

(e) 30 April 2009.

For the avoidance of doubt, the Agent shall have the right to exercise all rights and remedies available to the Agent (on behalf of itself as well as of the Finance Parties) under the Loan Agreements upon expiration of this Second Standstill Agreement.

4.	No waiver of rights or defenses

Nothing in this Second Standstill Agreement shall, to the extent not expressed herein, constitute a waiver, amendment or termination of any agreement between the Parties or of the rights, remedies or defenses any Party has against another Party and the Parties confirm that the Loan Agreements and any security granted in connection therewith remain in full force and effect to the extent they have been in full force and effect would it not have been for this Second Standstill Agreement.

5.	Confirmations

OpCo and PropCo confirm that

(a) subject to the execution of this Second Standstill Agreement, neither OpCo nor PropCo is overindebted (überschuldet) or illiquid (zahlungsunfähig) for the purpose of Sections 17 – 19 of the German Insolvency Code (Insolvenzordnung);

	(b)	the execution of this Second Standstill Agreement does not impair other creditors of PropCo or OpCo; and

to the best of their knowledge, it is not anticipated that during the term of this Second Standstill Agreement the financial situation of OpCo and PropCo will deteriorate leading to any of the effects described in (a) and (b) of this clause.

6.	Covenants

	(a)	OpCo and PropCo shall

		(i)	observe and perform all their respective obligations under the Loan Agreements;

		(ii)	provide the Agent with such information about the financial status and condition of the Borrowers as the Agent may reasonably request from time to time. Each Borrower authorizes and allows the Agent and its representatives, upon reasonable notice and at any reasonable time during normal business hours, to examine, at its own cost and expense, Borrower's financial books and records and all other records relating or pertaining to the operation of the Property, and the Agent shall be permitted, at its own cost and expense, to photocopy any such books and records; and

		(iii)	not take legal proceedings or actions against the Agent during the term of this Second Standstill Agreement.

	(b)	In relation to the sale of the Munich business

		(i)	Sunrise Properties Germany GmbH already mandated "Dr. Gop & Klingsöhr Projektentwicklung und Marktforschung GmbH" as broker and advisor respectively for such sale (the "Broker");

		(ii)	OpCo, PropCo and the Guarantor undertake to provide for any information requested during such sale procedure, in particular by the Broker for distribution to any potential interested parties in order to enable a due diligence (to the extent required and in accordance with the sale procedure and permitted by law);

		(iii)	OpCo, PropCo and the Guarantor undertake to fully cooperate with Broker and any other relevant party (to the extent required) during such sale procedure while maintaining and keeping up the Munich business during the term of this Second Standstill Agreement; and

(iv) OpCo and PropCo undertake to carry out any other actions/declarations and measures as reasonably necessary to facilitate such sale, in any event in their best corporate interest.

For the avoidance of doubt, any sale of the Munich business – irrespective of an asset or a share deal – requires the prior written consent of the Agent.

	(c)	Notwithstanding any other provision of this Second Standstill Agreement or any claim of Guarantor, OpCo, PropCo or any other person to the contrary, the Financing Documents and the other documents entered into in connection therewith (including, without limitation, clause 2.1 of the Funding Obligations) are and remain in full force and effect, unmodified, and shall remain in full force and effect, unmodified, unless and until amended or modified by (and only to the extent provided in) a written agreement executed and delivered hereafter in accordance with the provisions of this Second Standstill Agreement.

7.	Miscellaneous

	(a)	This Second Standstill Agreement supersedes and replaces – as of the date hereof – the German Standstill Agreement; for the avoidance of doubt, the German Standstill Agreement shall remain in full force and effect for the period from its date until the date of this Second Standstill Agreement.

(b)	If at any time, any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under the law of any jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof or of such provisions in any other jurisdiction.
The invalid, illegal or unenforceable provision shall be deemed to be replaced with such valid, legal or enforceable provision which comes as close as possible to the original intent of the Parties and the invalid, illegal or unenforceable provision. Should a gap (Regelungslücke) become evident in this Second Standstill Agreement, such gap shall, without affecting or impairing the validity, legality and enforceability of the remaining provisions hereof, be deemed to be filled in with such provision which comes as close as possible to the original intent of the Parties.

	(c)	Changes and amendments to this Second Standstill Agreement including this clause 7 shall be made in writing.

(d)	This Second Standstill Agreement is governed by the laws of the Federal Republic of Germany.

(e)	The place of jurisdiction for any and all disputes arising under or in connection with this Second Standstill Agreement shall be the district court (Landgericht) in Frankfurt am Main. The Agent however, shall also be entitled to take action against any of the other Parties in any other court of competent jurisdiction.

(f)	All duly evidenced costs, charges, fees and expenses triggered by this Second Standstill Agreement or incurred in connection with its preparation, translation, execution or amendment (in each case including duly evidenced fees for legal advisers) shall be paid jointly and severally by OpCo, PropCo and the Guarantor.

[SIGNATURE PAGES TO FOLLOW]

Sunrise München-Thalkirchen Senior Living GmbH & Co. KG

by its general partner PSRZ (Germany) General Partner GmbH with sole power of representation

/s/ Paul Milstein
Name: Paul Milstein
Title: Prokurist

Sunrise München-Thalkirchen GmbH

/s/ Paul Milstein
Name: Paul Milstein
Title: Prokurist

Sunrise Senior Living Inc.

/s/ John Gaul
Name: John Gaul
Title: General Counsel

Natixis, London Branch

in its capacity as Agent under the Loan Agreements (on behalf of itself as well as of the Finance Parties)

/s/ David Newby	/s/ Grégoire Hennekinne
Name: David Newby	Name: Grégoire Hennekinne
Title: Head of UK Real Estate	Title: Director, Real Estate Finance
Finance & European CMBS